


    WEST PENN POWER COMPANY
     (THOUSANDS OF DOLLARS)

    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES



                                         12 Months
                                           Ended           Year Ended
                                          3/31/95           12/31/94

    Earnings:
        Consolidated net income            $105,762          $101,015
        Fixed charges (see below)            63,404            61,583
        Income taxes                         51,001            47,085

               Total Earnings              $220,167          $209,683


    Fixed Charges:
        Interest on long-term debt          $59,718           $58,102
        Other interest                        2,269             2,172
        Estimated interest component
           of rentals                         1,417             1,309

               Total Fixed Charges          $63,404           $61,583


    Ratio of Earnings to Fixed Charges         3.47              3.40
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